Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated January 27, 2017, incorporated herein by reference, for The Cushing MLP Infrastructure Fund I and The Cushing MLP Infrastructure Master Fund, and also to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Form N-1A Registration Statement for Cushing Mutual Funds Trust.

Dallas, Texas

November 10, 2017